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                                                                   EXHIBIT 99.7
                                  NEWS RELEASE


DSI Toys, Inc.                                  MVII, LLC
1100 W. Sam Houston Parkway North               654 Osos Street
Suite A                                         San Luis Obispo, CA 93401
Houston, TX 77043                               (805) 545-7900
(713) 365-9900



                 DSI TOYS TO RECEIVE $5 MILLION INVESTMENT FROM
                          LLC CONTROLLED BY TOM MARTIN;
                  LLC ALSO AGREES TO INITIATE CASH TENDER OFFER
              FOR 1.6 MILLION SHARES OF DSI TOYS AT $4.38 PER SHARE
                     FOR CONTROLLING INTEREST IN THE COMPANY


Houston, TX, April 15, 1999 -- DSI Toys, Inc. (Nasdaq: DSIT) and MVII, LLC jointly announced today a $5 million investment by MVII in DSI Toys through the sale of common stock to MVII, a California limited liability company controlled by Tom Martin. Today, MVII purchased $1.2 million of DSI Toys' common stock, with the remainder of the common stock to be purchased upon shareholder and certain other approvals. As part of the transaction, MVII agreed to commence a tender offer to purchase up to 1.6 million shares of DSI Toys' outstanding common stock at $4.38 per share in cash. The tender offer and the purchases of common stock are being made pursuant to a stock purchase agreement and certain other related agreements and definitive offering documents to be filed with the Securities and Exchange Commission. The offer is conditional upon the tender of a minimum number of shares and receipt of regulatory approvals as well as certain other conditions to be set forth in the offering documents. Certain members of DSI's management and board of directors have entered into agreements under which they have agreed to tender shares held by them into the offer. DSI's Board of Directors has unanimously approved the Stock Purchase Agreement including the tender offer. Upon consummation of the transaction, MVII will own more than 47% of DSI Toys' outstanding shares and MVII will be entitled to nominate four of the six members of the board of directors of DSI.

With the infusion of new equity and the involvement of Mr. Martin, after the consummation of the transaction, Mr. Martin plans to grow sales through a combination of acquisitions and new product development. Mr. Martin said, "I am pleased with the DSIT investment. DSI Toys is a solid platform in the toy, doll, and children's electronic businesses. They have proven capability to design and market exciting, but staple products. Our investment will provide the capital needed for growth. I believe that the toy industry is an excellent business for the rapid formation of a significant, mid-sized company."



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Mr. M. D. Davis, chairman and CEO of DSI, said, "We are very pleased to have Tom join DSI. We believe that the Martin transaction is good for DSI shareholders.
It brings capital and expertise to DSI to posture it for future growth and provides an opportunity for shareholders to get an immediate return with the tender offer by MVII."

DSI Toys, Inc. designs, develops, markets and distributes high quality, value-priced toys and children's consumer electronics. Core product categories are juvenile audio products (including Tech-Link(TM) and Digi-Tech(TM) walkie-talkies, pre-teen audio products and Kawasaki(R) musical toys), girls' toys (including dolls, play sets and accessories), and boys' toys (including Kawasaki(R) and Burnin' Thunder(TM) radio control vehicles, BlockMen(TM) construction sets, and western and military action toys). DSI's web sites can be reached at HTTP://WWW.DSITOYS.COM and HTTP://WWW.BLOCKMEN.COM.

MVII is led by Tom Martin. Before his involvement in MVII, Mr. Martin was president and CEO of Martin Media LP, a closely held outdoor advertising business. Mr. Martin joined Martin Media in 1976 and, through 50-plus acquisitions and internal growth, positioned Martin Media as one of the top ten outdoor advertising firms in the nation. In July 1998 Martin Media was sold to Chancellor Media for $610 million. Prior to managing Martin Media, Mr. Martin spent ten years in the toy business at Mattel, Inc. as a design and marketing executive.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements in this press release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new and existing products, capital resources, and future financial condition and results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause DSI's actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of DSI's customers, liquidity of DSI, competition, and other factors discussed from time to time in DSI's filings with the Securities and Exchange Commission.

For more information, contact:

M. D. Davis                                       Tom Martin
DSI Toys, Inc.                                    MVII, LLC
1100 W. Sam Houston Parkway North                 654 Osos Street
Suite A                                           San Luis Obispo, CA 93401
Houston, TX 77043                                 (805) 545-7900
(713) 365-9900